Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495 on Form S-8 and Registration Statement No. 333-204781 on Form S-3 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our reports dated February 23, 2016, relating to the consolidated and combined financial statements and financial statement schedule of Extended Stay America, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Extended Stay America, Inc. and subsidiaries’ retrospective adoption of an accounting standards update regarding the presentation of debt issuance costs), and the effectiveness of Extended Stay America, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 23, 2016